Exhibit 4.2

[                    ] SUPPLEMENTAL INDENTURE TO

AMENDED AND RESTATED INDENTURE

[                    ] SUPPLEMENTAL INDENTURE dated [                    ], 20[    ], among HOST HOTELS & RESORTS, L.P., a Delaware limited partnership (the “Company”), and THE BANK OF NEW YORK MELLON, as Successor Trustee (the “Trustee”), to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented through the date of this [                    ] Supplemental Indenture (the “Indenture”).

RECITALS

WHEREAS, the Company, certain Subsidiaries of the Company and HSBC Bank USA (f/k/a Marine Midland Bank) executed and delivered the Amended and Restated Indenture, dated as of August 5, 1998, amending and restating the form of Indenture previously filed as Exhibit 4.1 to the Registration Statement (No. 333-50729) filed with the Securities and Exchange Commission (“Commission”) on Form S-3 by the Company, its Parents and certain Subsidiaries of the Company;

WHEREAS, the Company desires to create a series of Securities to be issued under the Indenture, as hereby supplemented, to be known as the [    ]% Series [    ] Senior Notes due 20[    ] (hereinafter, the “[    ]% Notes”);

WHEREAS, Section 9.1(e) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the written consent of the Holders of the outstanding Securities to provide for the issuance of and establish the form and terms and conditions of Securities of any Series as permitted by the Indenture;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the organizational documents of the Company and the Trustee necessary to make this [                    ] Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed; and

WHEREAS, all conditions precedent to amend or supplement the Indenture have been met.

NOW, THEREFORE, to comply with the provisions of the Indenture, and in consideration of the above premises, the Company and the Trustee covenant and agree as follows:

ARTICLE 1

Section 1.01 Nature of Supplemental Indenture. This [                    ] Supplemental Indenture supplements the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02 Establishment of New Series. Pursuant to Section 2.2 of the Indenture, there is hereby established the [    ]% Notes having the terms, in addition to those set forth in the Indenture and this [                    ] Supplemental Indenture, set forth in the form of [    ]% Notes, attached to this [                    ] Supplemental Indenture as Exhibit A, which is incorporated herein as a part of this [                    ] Supplemental Indenture. In addition to the initial aggregate principal amount of [    ]% Notes issued on the Series Issue Date, the Company may issue additional [    ]% Notes (the “Additional Notes”) under the Indenture and this [                    ] Supplemental Indenture in accordance with Section 2.2 of the Indenture and Section 4.7 of the Indenture, as supplemented by Section 5.01 below of this [                    ] Supplemental Indenture.

Section 1.03 Redemption. (a) At any time, upon not less than 30 nor more than 60 days’ notice, the Company may redeem the [    ]% Notes in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the applicable Redemption Date).

(b) Notwithstanding the foregoing, within the period beginning 90 days prior to their Stated Maturity, upon not less than 30 nor more than 60 days’ notice, the Company may redeem the [    ]% Notes in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the applicable Redemption Date).

(c) The [    ]% Notes will not have the benefit of any sinking fund.

(d) Notice of a redemption of the [    ]% Notes made pursuant to this Section 1.03 shall be given in the manner set forth in Section 3.3 of the Indenture; provided, however, that any such notice need not set forth the Redemption Price but need only set forth the calculation thereof as described in subsection (a) of this Section 1.03. The Redemption Price, calculated as aforesaid, shall be set forth in an Officer’s Certificate delivered by the Company to the Trustee no later than one Business Day prior to the Redemption Date.

(e) The Company is not prohibited from acquiring the [    ]% Notes by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

ARTICLE 2

Section 2.01 “Subsidiary Guarantors” means, with respect to the [    ]% Notes, any Future Subsidiary Guarantors that provide a Subsidiary Guarantee with respect to the [    ]% Notes pursuant to the terms of the Indenture, but excluding any Persons whose Guarantees have been released pursuant to the terms of the Indenture. The provisions of Article 12 of the Indenture will be applicable to the [    ]% Notes.

Section 2.02 The second sentence of the definition of “Subsidiary Guarantee” set forth in Section 1.1 of the Indenture shall read, for purposes of the [    ]% Notes, as follows: “Each Subsidiary Guarantee with respect to the [    ]% Notes will be a senior obligation of the Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the [    ]% Notes, this [                    ] Supplemental Indenture or the Indenture.”

ARTICLE 3

Section 3.01 Subject to the further provisions of this Article 3 and Article 5 of this [                    ] Supplemental Indenture, the covenants set forth in Article 4 of the Indenture shall be applicable to the [    ]% Notes. By virtue of the occurrence of the REIT Conversion, Section 4.15 of the Indenture (as replaced and superseded by Section 5.03 of this [                    ] Supplemental Indenture) is applicable, and Section 4.9 of the Indenture is inapplicable, to the [    ]% Notes.

Section 3.02 The provisions of Sections 4.10 and 4.11 of the Indenture as supplemented by Section 5.06 hereof and as amended and supplemented by Section 5.07 hereof, respectively, and Sections 5.01, 5.02, 5.03 and 5.04 hereof, together with Sections 4.7, 4.8, 4.15 and 4.12 of the Indenture, respectively, replaced and superseded thereby (collectively, the “Suspended Covenants”) shall not be applicable to the [    ]% Notes, in the event and only for so long as, the [    ]% Notes are rated Investment Grade.

Section 3.03 Notwithstanding the foregoing, in the event that one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the [    ]% Notes below the required Investment Grade, the foregoing covenants will be reinstated as of and from the date of such withdrawal or ratings downgrade (and as supplemented, amended or replaced and superseded as of the date hereof). Calculations under the reinstated Section 5.03 of this [                    ] Supplemental Indenture will be made as if Section 5.03 of this [                    ] Supplemental Indenture had been in effect since the Series Issue Date except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

Section 3.04 For avoidance of doubt, the definition of “GAAP” contained in the Indenture shall apply in all instances to the [    ]% Notes and the provisions of Section 1.4(c) of the Indenture shall not apply in any instance to the [    ]% Notes.

Section 3.05 Section 9.1 of the Indenture is hereby supplemented by the following clause solely with respect to the [    ]% Notes:

“(k) to conform the text of this Indenture or the [    ]% Notes to any provision of the “Description of Debt Securities” section of the Company’s Prospectus Supplement dated [                    ], 20[    ], relating to the initial offering of the [    ]% Notes, to the extent that such provision in that “Description of Debt Securities” was intended to be a verbatim recitation of a provision of this Indenture or of the [    ]% Notes.”

Section 3.06 Section 10.1 of the Indenture is hereby supplemented by adding the following paragraph at the end of such Section, solely with respect to the [    ]% Notes:

“Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all [    ]% Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture in accordance with Section 3.3 of the Indenture and Section 1.03 of this [                    ] Supplemental Indenture unless and until there is a default in payment of the applicable Redemption Price.”

Section 3.07 The second sentence of the penultimate paragraph of Section 10.1 of the Indenture, as supplemented by Section 3.06 hereof, shall read, for purposes of the [    ]% Notes, as follows:

“The Paying Agent shall on the Change of Control Payment Date or promptly thereafter deliver or cause to be delivered to Holders of Securities so accepted payment in an amount equal to the Change of Control Payment (together with accrued and unpaid interest) for such Securities (subject to clause (b)(4) above), and the Trustee or its authenticating agent shall promptly authenticate and the Registrar shall deliver (or cause to be transferred by book entry) to such Holders a new Security equal in principal amount to any unpurchased portion of the Security surrendered; provided, however, that each such new Security will be in a principal amount of $1,000 or an integral multiple thereof. Any Securities not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the consummation thereof.”

ARTICLE 4

Section 4.01 For all purposes of this [                    ] Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:

(a) A term defined in the Indenture and not otherwise defined herein has the same meaning when used in this [                    ] Supplemental Indenture; and

(b) The following terms have the meanings given to them in this Section 4.01 and shall have the meaning set forth below for the purposes of this [                    ] Supplemental Indenture and the Indenture solely with respect to the [    ]% Notes:

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.

“Certificated Note” means a certificated [    ]% Note registered in the name of the Holder thereof and issued in accordance with Section 6.01 of this [                    ] Supplemental Indenture, in the form of Exhibit A to this [                    ] Supplemental Indenture except that such Note shall not include the information called for by footnotes 1, 2 and 3 thereof.

“Change of Control” means: (i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Host or Host REIT (for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions), on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company (or Host or Host REIT for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions) then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable; (iii) during any period of 12 consecutive months after the Issue Date (for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions), Persons who at the beginning of such 12-month period constituted the Board of Host or Host REIT (together with any new Persons (i) whose election was approved by a vote of a majority of the Persons then still comprising the Board who were either members of the Board at the beginning of such period or whose election, designation or nomination for election was previously so approved, and (ii) who are members of the Board (A) who were nominated by a shareholder or group of shareholders of Host or Host REIT for election to such Board, and (B) whose nomination as a member of such Board was included in the definitive proxy statement of Host or Host REIT, as applicable, pursuant to (I) Rule 14a-11 under the Exchange Act or any successor rule or similar requirement, or (II) a requirement in the bylaws of Host or Host REIT, to include in its proxy solicitation materials, a Person nominated for election to the Board by a shareholder or group of shareholders), cease for any reason to constitute a majority of the Board of Host or Host REIT, as applicable, then in office; or (iv) Host REIT ceases to be a general partner of the Operating Partnership or ceases to control the Company; provided, however, that neither (x) the pro rata distribution by Host to its shareholders of shares of the Company or shares of any of Host’s or Host REIT’s other Subsidiaries; nor (y) the REIT Conversion (or any element thereof), shall, in and of itself, constitute a Change of Control for purposes of this definition.

“Clearstream” means Clearstream Banking S.A., or its successors.

“Consolidated Coverage Ratio” of any Person on any Transaction Date means the ratio, on a pro forma basis, of:

(a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period, to:

(b) the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person’s Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period;

provided that for purposes of such calculation:

(1) acquisitions of operations, businesses or other income-producing assets (including any reinvestment of disposition proceeds in income-producing assets held as of and not disposed on the Transaction Date) which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period;

(2) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period;

(3) the incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness or invested in income-producing assets held as of and not disposed on the Transaction Date) shall be assumed to have occurred on the first day of such Reference Period;

(4) the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap and Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used; and

(5) whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings related thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculation shall be determined in good faith by a responsible financial or accounting officer of the Company.

“Consolidated EBITDA” means, for any Person and for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication: (A) the sum of: (i) Consolidated Interest Expense; (ii) provisions for taxes based on income (to the extent of such Person’s proportionate interest therein); (iii) depreciation and amortization expense (to the extent of such Person’s proportionate interest therein); (iv) any other noncash items reducing the Consolidated Net Income of such Person for such period (to the extent of such Person’s proportionate interest therein); (v) any dividends or distributions during such period to such Person or a Consolidated Subsidiary (to the extent of such Person’s proportionate interest therein) of such Person from any other Person which is not a Restricted Subsidiary of such Person or which is accounted for by such Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), to the extent that: (a) such dividends or distributions are not included in the Consolidated Net Income of such Person for such period, and (b) the sum of such dividends and distributions, plus the aggregate amount of dividends or distributions from such other Person since the Issue Date that have been included in Consolidated EBITDA pursuant to this clause (v), do not exceed the cumulative net income of such other Person attributable to the equity interests of the Person (or Restricted Subsidiary of the Person) whose Consolidated EBITDA is being determined; (vi) any cash receipts of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period that represent items included in Consolidated Net Income of such Person for a prior period which were excluded from Consolidated EBITDA of such Person for such prior period by virtue of clause (B) of this definition; and (vii) any nonrecurring expenses incurred in connection with the REIT Conversion, minus: (B) the sum of: (I) all non-cash items increasing the Consolidated Net Income of such Person or of a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) for such period; and (II) any cash expenditures of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period to the extent such cash expenditures (a) did not reduce the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person for such period and (b) were applied against reserves or accruals that constituted noncash items reducing the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) when reserved or accrued; all as determined on a consolidated basis for such Person and its Consolidated Subsidiaries (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“Credit Facility” means the credit facility established pursuant to the Credit Agreement, dated as of November 22, 2011, among the Company, the other Subsidiary borrowers named therein, Bank of America, N.A., as Administrative Agent, and other agents and lenders party thereto, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional investors) but excluding Indebtedness incurred under clause (12) of paragraph (d) of Section 5.01 of this [                    ] Supplemental Indenture.

“Depository” means, with respect to the [    ]% Notes issuable or issued in whole or in part in global form, the Depository Trust Company (“DTC”), and any and all successors thereto appointed as depository by the Company.

“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear system.

“Exempted Affiliate Transaction” means each of (i) employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of the Company; (ii) payments of reasonable fees and expenses to the members of the Board; (iii) transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company; (iv) Permitted Tax Payments; (v) Permitted Sharing Arrangements; (vi) Procurement Contracts; (vii) Operating Agreements; (viii) Restricted Payments permitted under Section 5.03 of this [                    ] Supplemental Indenture; (ix) any and all elements of the REIT Conversion; and (x) any Affiliate Transaction involving aggregate consideration of less than $1.0 million in any 12-month period.

“Existing Senior Notes” means amounts outstanding from time to time of (i) the 6 3/8% Senior Notes due 2015; (ii) the 6 3/4% Senior Notes due 2016; (iii) the 6 7/8% Senior Notes due 2014; (iv) the 9% Senior Notes due 2017; (v) the 5 7/8% Senior Notes due 2019; (vi) the 6% Senior Notes due 2020; (vii) the 6% Senior Notes due 2021; (viii) the 3 1/4% Exchangeable Senior Debentures due 2024; (ix) the 2 5/8% Exchangeable Senior Debentures due 2027; and (x) the 2 1/2% Exchangeable Senior Debentures due 2029, in each case, not in excess of amounts outstanding immediately following the Series Issue Date of the [    ]% Notes, less amounts retired from time to time.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“Global Note” means a [    ]% Note that includes the information referred to in footnotes 1, 2 and 3 to the form of [    ]% Note, attached to this [                    ] Supplemental Indenture as Exhibit A, issued under the Indenture, that is deposited with or on behalf of and registered in the name of the Depository or a nominee of the Depository.

“Global Note Legend” means the legend set forth in Section 6.01(f) of this [                    ] Supplemental Indenture, which is required to be placed on all Global Notes issued under the Indenture.

“HMH Properties” means HMH Properties, Inc., a Delaware corporation, which was merged into the Operating Partnership on December 16, 1998.

“Host REIT” means Host Hotels & Resorts, Inc., a Maryland corporation and the successor by merger to Host, which is the sole general partner of the Operating Partnership following the REIT Conversion, and its successors and assigns.

“Host REIT Merger” means the merger of Host with and into Host REIT, with Host REIT surviving the merger, which merger occurred on December 29, 1998.

“Indirect Participant” means an entity that, with respect to DTC, clears through or maintains a direct or indirect custodial relationship with a Participant.

“Initial Purchasers” means [                    ].

“Make-Whole Premium” means, with respect to any [    ]% Note at any Redemption Date, the excess, if any, of (a) the present value of the sum of the principal amount and all remaining interest payments (not including any portion of such payments of interest accrued as of the Redemption Date), discounted on a semi-annual bond equivalent basis from such maturity date to the Redemption Date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding such Redemption Date) plus 50 basis points, over (b) the principal amount of the [    ]% Note being redeemed.

“Merger” means, the merger of HMH Properties with and into the Operating Partnership with the Operating Partnership as the surviving entity, which merger occurred on December 16, 1998.

“Net Cash Proceeds” means, (i) with respect to any Asset Sale other than the sale of Capital Stock of a Restricted Subsidiary, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of:

(a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(b) provisions for all Taxes (including Taxes of Host REIT) actually paid or payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole;

(c) payments made to repay Indebtedness (other than Indebtedness subordinated in right of payment to the [    ]% Notes or a Subsidiary Guarantee) or any other obligations outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold; or (II) is required to be paid as a result of such sale;

(d) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including, without limitation, pension and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(e) any Permitted REIT Distributions related to such Asset Sale;

(provided, however, that with respect to an Asset Sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person); and

(ii) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountant’s fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof (provided, however, that with respect to an issuance or sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person).

“Officer’s Certificate” means a certificate signed on behalf of the Company or Subsidiary Guarantor, as applicable, by an officer of the Company or Subsidiary Guarantor, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or Subsidiary Guarantor, as applicable.

“Participant” means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Paying Agent” means, until otherwise designated, the Trustee.

“Permitted Investment” means any of the following: (i) an Investment in Cash Equivalents; (ii) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an “Acquired Person”) if, as a result of such Investments: (a) the Acquired Person immediately thereupon is or becomes a Restricted Subsidiary of the Company; or (b) the Acquired Person immediately thereupon either (I) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and the surviving Person is the Company or a Restricted Subsidiary of the Company or (II) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries; (iii) an Investment in a Person, provided that: (A) such Person is principally engaged in a Related Business; (B) the Company or one or more of its Restricted Subsidiaries participates in the management of such Person, as a general partner, member of such Person’s governing board or otherwise; and (C) any such Investment shall not be a Permitted Investment if, after giving effect thereto, the aggregate amount of Net Investments outstanding made in reliance on this clause (iii) subsequent to the Issue Date would exceed 10% of Total Assets; (iv) Permitted Sharing Arrangement Payments; (v) securities received in connection with an Asset Sale so long as such Asset Sale complied with the Indenture including Section 5.04 of this [                    ] Supplemental Indenture (but, only to the extent the fair market value of such securities and all other non-cash and non-Cash Equivalent consideration received complies with clause (2) of the first paragraph of Section 5.04 of this [                    ] Supplemental Indenture); (vi) Investments in the Company or in Restricted Subsidiaries of the Company; (vii) Permitted Mortgage Investments; (viii) any Investments constituting part of the REIT Conversion; and (ix) any Investments in a Non-Consolidated Entity, provided that (after giving effect to such Investment) the total assets (before depreciation and amortization) of all Non-Consolidated Entities attributable to the Company’s proportionate ownership interest therein, plus an amount equal to the Net Investments outstanding made in reliance upon clause (iii) above, does not exceed 20% of the total assets (before depreciation and amortization) of the Company and its Consolidated Subsidiaries (to the extent of the Company’s proportionate ownership interest therein).

“Permitted REIT Distributions” means, so long as Host REIT believes in good faith after reasonable diligence that Host REIT qualifies as REIT under the Code, a declaration or payment of any dividend or the making of any distribution: (i) to Host REIT equal to the greater of: (a) the amount estimated by Host REIT in good faith after reasonable diligence to be necessary to permit Host REIT to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of Host REIT within the meaning of Code Section 857(b)(2), determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including therein all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or (b) the amount that is estimated by Host REIT in good faith after reasonable diligence to be necessary either to maintain Host REIT’s status as a REIT under the Code for any calendar year or to enable Host REIT to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by Host REIT to its shareholders, with such distributions to be made as and when determined by Host REIT, whether during or after the end of the relevant calendar year; in either the case of (a) or (b) if: (i) the aggregate principal amount of all outstanding Indebtedness (other than the QUIPs Debt) of the Company and its Restricted Subsidiaries on a consolidated basis at such time is less than 80% of Adjusted Total Assets of the Company; and (II) no Default or Event of Default shall have occurred and be continuing; and (ii) to any Person in respect of any Units, which distribution is required as a result of or a condition to the distribution or payment of such dividend or distribution to Host REIT.

“Prospectus Supplement” means the Prospectus Supplement of the Company dated [            ], 20[    ] with respect to the [    ]% Notes.

“Qualified Assets” means (i) Capital Stock of the Company or any of its Subsidiaries or of other Subsidiaries of Host, Host REIT and each other Parent of the Company substantially all of whose sole assets are direct or indirect interests in Capital Stock of the Company; and (ii) other assets related to corporate operations of Host, Host REIT and each other Parent of the Company which are de minimis in relation to those of Host, Host REIT and each other Parent of the Company and their Restricted Subsidiaries, taken as a whole.

“Reference Period” with regard to any Person means the four full fiscal quarters (for which internal financial statements are available) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Securities or the Indenture.

“Refinancing Indebtedness” means Indebtedness or Disqualified Stock: (i) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part; or (ii) constituting an amendment, modification or supplement to, or a deferral or renewal of ((i) and (ii) above are, collectively, a “Refinancing”), any Indebtedness or Disqualified Stock in a principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, not to exceed: (a) the principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, of the Indebtedness or Disqualified Stock so refinanced; plus (b) all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith; provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall: (x) not have an Average Life shorter than the Indebtedness or Disqualified Stock to be so refinanced at the time of such Refinancing; and (y) be subordinated in right of payment to the rights of Holders of the [    ]% Notes if the Indebtedness or Disqualified Stock to be refinanced was so subordinated.

“Restricted Payment” means, with respect to any Person (but without duplication):

(1) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(2) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or the Parent or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness;

(4) any Restricted Investment by such Person; and

(5) the payment to any Affiliate (other than the Company or its Restricted Subsidiaries) in respect of taxes owed by any consolidated group of which both such Person or a Subsidiary of such Person and such Affiliate are members;

provided, however, that the term “Restricted Payment” does not include:

(a) any dividend, distribution or other payment on or with respect to Capital Stock of the Company to the extent payable solely in shares of Qualified Capital Stock;

(b) any dividend, distribution or other payment to the Company, or to any of the Subsidiary Guarantors, by the Company or any of its Restricted Subsidiaries;

(c) Permitted Tax Payments;

(d) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company, provided such distributions are made to the Company (or a Subsidiary of the Company, as applicable) on a pro rata basis (and in like form) with all dividends and distributions so made;

(e) the retirement of Units upon conversion of such Units to Capital Stock of Host REIT;

(f) any transactions comprising part of the REIT Conversion;

(g) any payments with respect to Disqualified Stock or Indebtedness at the stated time and amounts pursuant to the original terms of the instruments governing such obligations;

(h) Permitted REIT Payments;

(i) payments in accordance with the existing terms of the QUIPs; and

(j) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company that qualifies as a REIT not exceeding $10 million in any calendar year by all such Restricted Subsidiaries;

and provided, further, that any payments of bona fide obligations of the Company or any Restricted Subsidiary shall not be deemed to be Restricted Payments solely by virtue of the fact of another Person’s co-obligation with respect thereto.

“Series Issue Date” means with respect to any series of Indebtedness issued under the Indenture, the date any notes of such series are first issued.

“SLC” means HMC Senior Communities, Inc., a Delaware corporation, and its successor Crestline Capital Corporation, a Maryland corporation, and its successors and assigns.

“Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the [    ]% Notes, provided that if the average life of the [    ]% Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the [    ]% Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

ARTICLE 5

Section 5.01 Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock. For purposes of [    ]% Notes, Section 4.7 of the Indenture is hereby replaced and superseded by the following covenant and the following covenant shall apply to the [    ]% Notes:

(a) Except as set forth below, neither the Company, the Subsidiary Guarantors nor any Restricted Subsidiary will, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock. Notwithstanding the foregoing sentence, if, on the date of any such Incurrence or issuance, after giving effect to, on a pro forma basis, such Incurrence or issuance and the receipt and application of the proceeds therefrom:

(1) the aggregate amount of all outstanding Indebtedness (other than the QUIPs Debt) and the Disqualified Stock of the Company, the Subsidiary Guarantors and the Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (d)(3) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Indebtedness and Disqualified Stock of Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company’s proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 65% of the Adjusted Total Assets of the Company; and

(2) the Consolidated Coverage Ratio of the Company would be greater than or equal to 2.0 to 1.0, the Company and its Restricted Subsidiaries may Incur such Indebtedness or issue such Disqualified Stock.

(b) In addition to the foregoing limitations set forth in (a) above, except as set forth below, the Company, the Subsidiary Guarantors and any Restricted Subsidiary will not Incur any Secured Indebtedness or Subsidiary Indebtedness. Notwithstanding the foregoing sentence, if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and/or Subsidiary Indebtedness and the application of the proceeds thereof, the aggregate amount of all outstanding Secured Indebtedness and Subsidiary Indebtedness of the Company, the Subsidiary Guarantors and any Restricted Subsidiary (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (d)(3) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Secured Indebtedness and Subsidiary Indebtedness of Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company’s proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 45% of Adjusted Total Assets of the Company, the Company and its Restricted Subsidiaries may Incur such Secured Indebtedness and/or Subsidiary Indebtedness.

(c) In addition to the limitations set forth in (a) and (b) above, the Company, the Subsidiary Guarantors and any Restricted Subsidiary will maintain at all times Total Unencumbered Assets of not less than 125% of the aggregate outstanding amount of the Unsecured Indebtedness (other than the QUIPs Debt) (including amounts of Refinancing

Indebtedness outstanding pursuant to paragraph (d)(3) hereof or otherwise) determined on a consolidated basis (it being understood that the Unsecured Indebtedness of the Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company’s proportionate interest in such Restricted Subsidiaries).

(d) Notwithstanding paragraphs (a) or (b), the Company, the Subsidiary Guarantors and any Restricted Subsidiary (except as specified below) may Incur or issue each and all of the following:

(1) Indebtedness outstanding (including Indebtedness issued to replace, refinance or refund such Indebtedness) under the Credit Facility at any time in an aggregate principal amount not to exceed $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under Section 5.04 of this [                    ] Supplemental Indenture (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

(2) Indebtedness or Disqualified Stock owed:

(A) to the Company; or

(B) to any Subsidiary Guarantor; provided that any event which results in any Restricted Subsidiary holding such Indebtedness or Disqualified Stock ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to the Company or a Subsidiary Guarantor) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or issuance of Disqualified Stock not permitted by this clause (2);

(3) Refinancing Indebtedness with respect to outstanding Indebtedness (other than Indebtedness Incurred under clause (1), (2), (4), (6), (8), (12) or (14) of this paragraph) and any refinancings thereof;

(4) Indebtedness:

(A) in respect of performance, surety or appeal bonds Incurred in the ordinary course of business;

(B) under Currency Agreements and Interest Swap and Hedging Obligations; provided that such agreements:

(a) are designed solely to protect the Company, the Subsidiary Guarantors or any Restricted Subsidiary against fluctuations in foreign currency exchange rates or interest rates; and

(b) do not increase the Indebtedness of the obligor outstanding, at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

(C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company, the Subsidiary Guarantors or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company, the Subsidiary Guarantors and any Restricted Subsidiary on a consolidated basis in connection with such disposition;

(5) Indebtedness of the Company, to the extent the net proceeds thereof are promptly:

(A) used to purchase all of the notes tendered in a Change of Control Offer made as a result of a Change of Control; or

(B) deposited to defease the notes as described under Sections 8.3 and 8.4 of the Indenture;

(6) Guarantees of the notes and Guarantees of Indebtedness of the Company or any of the Subsidiary Guarantors by any Restricted Subsidiary; provided the guarantee of such Indebtedness is permitted by and made in accordance with the terms of the Indenture at the time of the incurrence of such underlying Indebtedness or at the time such guarantor becomes a Restricted Subsidiary;

(7) Indebtedness evidenced by the Securities and the Guarantees thereof and represented by the Indenture up to the amounts issued pursuant thereto as of the Issue Date;

(8) the QUIPs Debt;

(9) Limited Partner Notes;

(10) Indebtedness Incurred pursuant to the Blackstone Acquisition and any Indebtedness of Host, its Subsidiaries, a Public Partnership or a Private Partnership incurred in connection with the REIT Conversion;

(11) Acquired Indebtedness assumed in connection with an Asset Acquisition if, on the date of any such Incurrence, the Consolidated Coverage Ratio of the Person or asset or assets so acquired would be greater than or equal to 2.0 to 1.0; provided however, that an acquisition within the meaning of clause (ii) of the definition of “Asset Acquisition,” will be deemed to be an acquisition of a Person for purposes of determining such Consolidated Coverage Ratio;

(12) Secured Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $400.0 million,

provided, however, that (A) the Incurrence of such Secured Indebtedness is otherwise permitted pursuant to paragraph (b) above and (B) the proceeds of such Secured Indebtedness are used substantially concurrently to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

(13) Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $300 million; and

(14) additional Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $150.0 million.

(e) For purposes of determining any particular amount of Indebtedness under this Section 5.01 of this [                    ] Supplemental Indenture:

(1) Indebtedness Incurred under the Credit Facility on or prior to the Issue Date shall be treated as Incurred pursuant to clause (1) of subsection (d) of this Section 5.01 of this [                    ] Supplemental Indenture; and

(2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included as additional Indebtedness.

(f) For purposes of determining compliance with this Section 5.01:

(1) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(2) the Company will be entitled at the time of Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above, and with respect to any Indebtedness Incurred pursuant to any specific clause under subsection (d) of this Section 5.01 of this [                    ] Supplemental Indenture, the Company may, after such Indebtedness is Incurred reclassify all or a portion of such Indebtedness under a different clause of subsection (d) of this Section 5.01; and

(3) Indebtedness under clauses (13) and (14) of subsection (d) of this Section 5.01 of this [                    ] Supplemental Indenture shall be reclassified automatically as having been incurred pursuant to subsection (a) of this Section 5.01 if at any date after such Indebtedness is Incurred, such Indebtedness could have been Incurred under subsection (a) of this Section 5.01, but only to the extent such Indebtedness could have been so Incurred.

Indebtedness or Disqualified Stock of any Person that is not a Restricted Subsidiary of the Company, which Indebtedness or Disqualified Stock is outstanding at the time such Person becomes a Restricted Subsidiary (including by designation) of the Company or is merged with or into or consolidated with the Company or one of its Restricted Subsidiaries, shall be deemed to have been Incurred or issued at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company, or one of its Restricted Subsidiaries, and Indebtedness or Disqualified Stock which is assumed at the time of the acquisition of any asset shall be deemed to have been Incurred or issued at the time of such acquisition.

Notwithstanding any other provision of this Section 5.01, the maximum amount of Indebtedness the Company and the Subsidiary Guarantors may Incur pursuant to this Section 5.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Section 5.02 Limitation on Liens. For purposes of [    ]% Notes, Section 4.8 of the Indenture is hereby replaced and superseded by the following covenant and the following covenant shall apply to the [    ]% Notes:

Neither the Company, the Subsidiary Guarantors, nor any Restricted Subsidiary shall secure any Indebtedness under the Credit Facility or the Existing Senior Notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the Existing Senior Notes unless effective provision is made to secure the [    ]% Notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or Existing Senior Notes is secured by such Lien.

Section 5.03 Limitation on Restricted Payments. For purposes of [    ]% Notes, Section 4.15 of the Indenture is hereby replaced and superseded by the following covenant and the following covenant shall apply to the [    ]% Notes:

(a) The Company and the Subsidiary Guarantors will not, and the Company and the Subsidiary Guarantors will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) a Default or Event of Default shall have occurred and be continuing;

(2) the Company could not Incur at least $1.00 of Indebtedness under paragraph (a) of Section 5.01 of this [                    ] Supplemental Indenture; or

(3) the aggregate amount of all Restricted Payments (the amount, if other than in cash, the fair market value of any property used therefor) made on and after the Issue Date shall exceed the sum of, without duplication:

(A) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date;

(B) 100% of the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company including from an issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire the Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Securities), and the amount of any Indebtedness (other than Indebtedness subordinate in right of payment to the [    ]% Notes) of the Company that was issued and sold for cash upon the conversion of such Indebtedness after the Issue Date into Capital Stock (other than Disqualified Stock) of the Company, or otherwise received as Capital Contributions;

(C) an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person other than a Restricted Subsidiary after the Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from designations of Unrestricted Subsidiaries or Non-Consolidated Entities as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”);

(D) the fair market value of noncash tangible assets or Capital Stock (other than that of the Company or its Parent) representing interests in Persons acquired after the Issue Date in exchange for an issuance of Qualified Capital Stock; and

(E) the fair market value of noncash tangible assets or Capital Stock (other than that of the Company or its Parent) representing interests in Persons contributed as a Capital Contribution to the Company after the Issue Date.

Notwithstanding the foregoing, (i) for purposes of determining whether the Company, the Subsidiary Guarantors and any Restricted Subsidiary may make a Restricted Payment representing the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person constituting Preferred Stock, the Consolidated Coverage Ratio of the Company contemplated by clause (2) of Section 5.01(a), shall be greater than or equal to 1.7 to 1 and (ii) the Company may make Permitted REIT Distributions.

Section 5.04 Limitation on Asset Sales. For purposes of [    ]% Notes, Section 4.12 of the Indenture is hereby replaced and superseded by the following covenant and the following covenant shall apply to the [    ]% Notes:

The Company and the Subsidiary Guarantors will not, and the Company and the Subsidiary Guarantors will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(1) the consideration received by the Company, the Subsidiary Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by the Board of the Company, in good faith; and

(2) at least 75% of the consideration received consists of cash, Cash Equivalents and/or real estate assets; provided that, with respect to the sale of one or more real estate properties, up to 75% of the consideration may consist of indebtedness of the purchaser of such real estate properties so long as such Indebtedness is secured by a first priority Lien on the real estate property or properties sold; and provided that, for purposes of this clause (2) the amount of:

(A) any Indebtedness (other than Indebtedness subordinated in right of payment to the [    ]% Notes or a Subsidiary Guarantee) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold; and

(B) any securities or other obligations received by the Company, any Subsidiary Guarantor or any such Restricted Subsidiary from such transferee that are immediately converted by the Company, the Subsidiary Guarantor or such Restricted Subsidiary into cash (or as to which the Company, any Subsidiary Guarantors or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash.

In the event that the aggregate Net Cash Proceeds received by the Company, any Subsidiary Guarantors or such Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (such 12 consecutive month period, an “Asset Sale Period”) exceed 5% of Total Assets (determined as of the date closest to the commencement of such Asset Sale Period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been filed with the Commission or provided to the trustee pursuant to Section 4.2 of the Indenture), then during the period commencing 180 days prior to the commencement of such Asset Sale Period and running through the date that is 12 months after the date Net Cash Proceeds so received exceeded 5% of Total Assets, an amount equal to the Net Cash Proceeds received during such Asset Sale Period must have been or must be:

(1) invested in or committed to be invested in, pursuant to a binding commitment subject only to reasonable, customary closing conditions, and providing an amount equal to the Net Cash Proceeds are, in fact, so invested, within an additional 180 days, (x) fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board of the Company will immediately constitute or be part of a Related Business of the Company, Subsidiary Guarantor or such Restricted Subsidiary (if it continues to be a Restricted Subsidiary) immediately following such transaction, (y) Permitted Mortgage Investments, or (z) a controlling interest in the Capital Stock of an entity engaged in a Related Business; provided that concurrently with an Investment specified in clause (z), such entity becomes a Restricted Subsidiary; or

(2) used to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount).

Pending the application of any such Net Cash Proceeds as described above, the Company may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not or were not applied or invested as provided in the first sentence of this paragraph (including any Net Cash Proceeds which were committed to be invested as provided in such sentence but which are not in fact invested within the time period provided) will be deemed to constitute “Excess Proceeds.”

Within 30 days following each date on which the aggregate amount of Excess Proceeds exceeds $25 million, the Company will make an offer to purchase from the Holders of the [    ]% Notes and holders of any other Indebtedness of the Company ranking pari passu with the Securities from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or redeem such Indebtedness with the proceeds from such Asset Sale, on a pro rata basis, an aggregate principal amount (or accreted value, as applicable) of Securities and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price in cash equal to 100% of the principal amount (or accreted value, as applicable) of the Securities and such other Indebtedness, plus, in each case, accrued interest (if any) to the payment date. To the extent that the aggregate amount of Securities and other senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or accreted value, as applicable) of Securities and such other Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the Securities to be purchased and such other Indebtedness shall be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

Notwithstanding, and without complying with, any of the foregoing provisions:

(1) the Company, the Subsidiary Guarantors and any Restricted Subsidiary may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

(2) the Company, the Subsidiary Guarantors and any Restricted Subsidiary may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with Article 5 and Section 4.13 of the Indenture;

(3) the Company, the Subsidiary Guarantors and any Restricted Subsidiary may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company, the Subsidiary Guarantor or such Restricted Subsidiary, as applicable; and

(4) the Company, the Subsidiary Guarantors and any Restricted Subsidiary may exchange assets held by the Company, the Subsidiary Guarantor or a Restricted Subsidiary for one or more real estate properties and/or one or more Related Businesses of any Person or entity owning one or more real estate properties and/or one or more Related Businesses; provided that the Board of the Company has determined in good faith that the fair market value of the assets received by the Company are approximately equal to the fair market value of the assets exchanged by the Company.

No transaction listed in clauses (1) through (4) inclusive shall be deemed to be an “Asset Sale.”

Section 5.05 Events of Default. For purposes of [    ]% Notes, Section 6.1(d) of the Indenture is hereby replaced and superseded by the following clause solely with respect to the [    ]% Notes:

“(d) a default in (a) Secured Indebtedness of the Company or the Secured Indebtedness of any of the Company’s Restricted Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) other Indebtedness of the Company or other Indebtedness of any of its Restricted Subsidiaries with an aggregate principal amount in excess of $150 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final Stated Maturity;”

Section 5.06 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors. Solely with respect to the [    ]% Notes, Section 4.10 of the Indenture is hereby (a) amended by striking the word “or” immediately before clause (viii) in the first sentence of the second paragraph thereof and (b) supplemented by inserting the following additional clauses after clause (viii) in the first sentence of the second paragraph thereof:

(ix) imposed under purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iv) of the preceding paragraph; (x) by reason of provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Board of the Company and not otherwise prohibited by this Indenture, which limitation is applicable only to the assets that are the subject of such agreements and which do not detract from the value of the Company’s property or assets or the value of property or assets of any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries, taken as a whole; or (xi) by reason of restrictions on cash or other deposits or net worth imposed by hotel managers or other customers under contracts entered into in the ordinary course of business.

Section 5.07 Limitation on Transactions with Affiliates. Solely with respect to the [    ]% Notes, Section 4.11 of the Indenture is hereby (a) amended by striking the second sentence of the second paragraph thereof and (b) supplemented by inserting the following sentence after the first sentence of the second paragraph thereof:

Notwithstanding the foregoing, prior to engaging in any Affiliate Transaction or series of related Affiliate Transactions, other than Exempted Affiliate Transactions and any transaction or series of related transactions specified in any of clauses (ii) through (iv) of this paragraph, (a) with an aggregate value in excess of $25 million, the Company must deliver to the Trustee an Officer’s Certificate certifying that the transaction complies with the first paragraph of this Section 4.11; (b) with an aggregate value in excess of $50 million, must first be approved pursuant to a Board Resolution set forth in an Officer’s Certificate certifying that the transaction complies with the first paragraph of this Section 4.11 and that the transaction has been approved by a majority of the Board of the Company who are disinterested in the subject matter of the transaction; and (c) with an aggregate value in excess of $250 million, will require the Company to obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to the Company, such Subsidiary Guarantor or such Restricted Subsidiary, except that in the case of a real estate transaction or related real estate transactions with an aggregate value in excess of $250 million, an opinion may instead be obtained from an independent, qualified real estate appraiser that the consideration received in connection with such transaction is fair to the Company, such Subsidiary Guarantor or such Restricted Subsidiary.

ARTICLE 6

Section 6.01 For purposes of the [    ]% Notes, Section 2.7 of the Indenture is hereby supplemented with, and where inconsistent replaced by, the following provisions:

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. All Global Notes will be exchanged by the Company for Certificated Notes if:

(1) the Company delivers to the Trustee notice from the Depository (A) that it is unwilling or unable to continue to act as Depository and a successor Depository is not appointed by the Company within 90 days after the date of such notice from the Depository or (B) that it is no longer a clearing agency registered under the Exchange Act and a successor Depository is not appointed by the Company within 90 days after the date of such notice from the Depository;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

(3) upon request of the Trustee or Holders of a majority of the principal amount of outstanding [    ]% Notes if there shall have occurred and be continuing a Default or Event of Default with respect to the [    ]% Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Certificated Notes shall be issued in such names as the Depository shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Indenture. A Global Note may not be exchanged for another [    ]% Note other than as provided in this Section 6.01(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 6.01(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depository, in accordance with the provisions of the Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 6.01(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 6.01(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either: (A)(1) a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or (B)(1) a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged; and (2) instructions given by the Depository to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (B)(1) above;

(c) Transfer or Exchange of Beneficial Interests in Global Notes for Certificated Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Certificated Note, then, if the exchange or transfer complies with the requirements of Section 6.01(a) of this [                    ] Supplemental Indenture and upon satisfaction of the conditions set forth in Section 6.01(b)(2) of this [                    ] Supplemental Indenture, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 6.01(g) hereof, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 2.3 of the Indenture, the Trustee shall authenticate and deliver to the Person designated in the instructions a Certificated Note in the appropriate principal amount. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 6.01(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depository and the Participant or Indirect Participant. The Trustee shall deliver such Certificated Notes to the Persons in whose names such [    ]% Notes are so registered.

(d) Transfer and Exchange of Certificated Notes for Beneficial Interests in Global Notes. A Holder of a Certificated Note may exchange such Certificated Note for a beneficial interest in a Global Note or transfer such Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or registration of transfer, the Trustee shall cancel the applicable Certificated Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such exchange or registration of transfer from a Certificated Note to a beneficial interest in a Global Note is effected pursuant to this Section 6.01(d) at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.3 of the Indenture, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Certificated Notes so transferred.

(e) Transfer and Exchange of Certificated Notes for Certificated Notes. A Holder of Certificated Notes may transfer such Certificated Notes to a Person who takes delivery thereof in the form of an Certificated Note. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 6.01(e), the Registrar shall register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. Upon receipt of a request to register such a transfer, the Registrar shall register the Certificated Notes pursuant to the instructions from the Holder thereof.

(f) Global Note Legend. To the extent required by the Depository, each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 6.01 OF THE [                    ] SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 6.01 OF THE [                    ] SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of [    ]% Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Certificated Notes upon receipt of a Company Order.

(2) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.6, 4.12, and 10.1 of the Indenture).

(3) The Registrar shall not be required to register the transfer of or exchange of any [    ]% Note selected for redemption in whole or in part, except the unredeemed portion of any [    ]% Note being redeemed in part.

(4) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any [    ]% Notes during a period beginning at the opening of business 15 days before the day of any selection of [    ]% Notes for redemption and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any [    ]% Note selected for redemption in whole or in part, except the unredeemed portion of any [    ]% Note being redeemed in part; or

(C) to register the transfer of or to exchange a [    ]% Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any [    ]% Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any [    ]% Note is registered as the absolute owner of such [    ]% Note for the purpose of receiving payment of principal of and interest on such [    ]% Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.3 of the Indenture.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 6.01 to effect a registration of transfer or exchange may be submitted by facsimile.

Notwithstanding anything herein to the contrary, as to any certifications and certificates delivered to the Registrar pursuant to this Section 6.01 of this [                    ] Supplemental Indenture, the Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are substantially in the form of Exhibit A attached to this [                    ] Supplemental Indenture. The Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates.

ARTICLE 7

Section 7.01 Except as specifically modified herein, the Indenture is in all respects ratified and confirmed and shall remain in full force and effect in accordance with its terms.

Section 7.02 Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed or shall be construed to be assumed by the Trustee by reason of this [                    ] Supplemental Indenture. This [                    ] Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect to this [                    ] Supplemental Indenture.

Section 7.03 The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. The Trustee makes no representations as to the validity or sufficiency of this [                    ] Supplemental Indenture.

Section 7.04 THIS [                    ] SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5 1401 AND 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b). EACH OF THE COMPANY AND THE SUBSIDIARY GUARANTORS HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE AND THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY AND THE SUBSIDIARY GUARANTORS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY

CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY SECURITY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY AND THE SUBSIDIARY GUARANTORS IN ANY OTHER JURISDICTION.

Section 7.05 The parties may sign any number of copies of this [                    ] Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

Section 7.06 All capitalized terms used in this [                    ] Supplemental Indenture which are not otherwise defined herein, shall have the respective meanings specified in the Indenture, unless the context otherwise requires.

Section 7.07 The [    ]% Notes may be issued in whole or in part in the form of one or more Global Securities, registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”).

IN WITNESS WHEREOF, the parties to this [                    ] Supplemental Indenture have caused this [                    ] Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY

HOST HOTELS & RESORTS, L.P., a Delaware limited partnership

BY:	HOST HOTELS & RESORTS, INC., its general partner

By:

	Name:	Larry K. Harvey
	Title:	Executive Vice President, Chief Financial Officer

[Signature Page to [                    ] Supplemental Indenture]

TRUSTEE

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

[Signature Page to [                    ] Supplemental Indenture]

EXHIBIT A

FORM OF [    ]% SERIES [            ] SENIOR NOTE

Unless and until it is exchanged in whole or in part for [    ]% Notes in definitive form, this Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.1

HOST HOTELS & RESORTS, L.P.

[    ]% SERIES [            ] SENIOR NOTE DUE 20[    ]

CUSIP:

ISIN:

No.                     $

Host Hotels & Resorts, L.P., a Delaware limited partnership (hereinafter called the “Company,” which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to             , or registered assigns, the principal sum of $            , on [            ], 20[    ]. The Security is one of the [    ]% Series [            ] Senior Notes due 20[    ] referred to in such Indenture (hereinafter referred to for purposes of this [    ]% Senior Note collectively as the “[    ]% Securities”).

Interest Payment Dates: [            ] and [            ]

Record Dates: [            ] and [            ]

Reference is made to the further provisions of this Security on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

[1]	To be used only if the Security is issued as a Global Note.

IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed.

Dated:

HOST HOTELS & RESORTS, L.P.,
a Delaware limited partnership

By its general partner,
HOST HOTELS & RESORTS, INC.,
a Maryland corporation

By:
Name:
Title:

Attest:
Name:
Title:

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the [    ]% Securities of the Series designated therein referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

HOST HOTELS & RESORTS, L.P.

[    ]% Series [    ] Senior Notes due 20[    ]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 6.01 OF THE [            ] SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 6.01 OF THE [            ] SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND

ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.2

1. Interest.

Host Hotels & Resorts, L.P., a Delaware limited partnership (hereinafter called the “Company,” which term includes any successors under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Security at the rate of [    ]% per annum from [            ], 20[    ] until maturity. To the extent it is lawful, the Company promises to pay interest on any interest payment due but unpaid on such principal amount at a rate of [    ]% per annum compounded semi-annually.

The Company will pay interest semi-annually on [            ] and [            ] of each year (each, an “Interest Payment Date”), commencing [            ], 20[    ]. Interest on the [    ]% Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Securities, from the date of the original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2. Method of Payment.

The Company shall pay interest on the [    ]% Securities (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. Principal of, premium, if any, and interest on the [    ]% Securities will be payable in United States Dollars at the office or agency of the Company maintained for such purpose, in the Borough of Manhattan, The City of New York or at the option of the Company, payment of interest may be made by check mailed to the Holders of the [    ]% Securities at the addresses set forth upon the registry books of the Company; provided, however, Holders of Global Securities will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee not fewer than 15 days prior to the applicable Interest Payment Date. Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

[2]	To be included only on Global Notes deposited with DTC as Depository.

3. Paying Agent and Registrar.

Initially, The Bank of New York Mellon will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.

4. Indenture.

The Company issued the [    ]% Securities under an Amended and Restated Indenture, dated as of August 5, 1998, as supplemented (the “Indenture”), between the Company, certain Subsidiaries of the Company and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The [    ]% Securities are unlimited in aggregate principal amount. The terms of the [    ]% Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture. The [    ]% Securities are subject to all such terms, and Holders of [    ]% Securities are referred to the Indenture and said Act for a statement of them. The Securities are senior, general obligations of the Company. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by the provisions of the Indenture, (b) authorizes and directs the Trustee on his behalf to take such action as may be provided in the Indenture and (c) appoints the Trustee his attorney-in-fact for such purpose.

5. Redemption.

At any time, upon not less than 30 nor more than 60 days’ notice, the Company may redeem the [    ]% Securities in whole or in part at any time at a Redemption Price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to the applicable Redemption Date. Notice of a redemption of the [    ]% Securities made pursuant to this paragraph 5 shall be given in the manner set forth in Section 3.3 of the Indenture; provided however, that any such notice need not set forth the Redemption Price but need only set forth the calculation thereof as described in the immediately preceding sentence of this paragraph 5. The Redemption Price, calculated as aforesaid, shall be set forth in an Officer’s Certificate delivered by the Company to the Trustee no later than one Business Day prior to the Redemption Date.

Notwithstanding the foregoing, within the period beginning 90 days prior to their Stated Maturity, upon not less than 30 nor more than 60 days’ notice, the Company may redeem the [    ]% Securities in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the applicable Redemption Date).

The Company is not prohibited from acquiring the [    ]% Securities by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

The [    ]% Securities will not have the benefit of a sinking fund.

6. Denominations; Transfer; Exchange.

The [    ]% Securities are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000. A Holder may register the transfer of, or exchange [    ]% Securities in accordance with, the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any [    ]% Securities (a) selected for redemption except the unredeemed portion of any [    ]% Security being redeemed in part or (b) for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redemption and ending at the close of business on the day of such mailing.

7. Persons Deemed Owners.

The registered Holder of a [    ]% Security may be treated as the owner of it for all purposes.

8. Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent(s) will pay the money back to the Company at its written request. After that, all liability of the Trustee and such Paying Agent(s) with respect to such money shall cease.

9. Discharge Prior to Redemption or Maturity.

Except as set forth in the Indenture, if the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such [    ]% Securities on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such [    ]% Securities, the Company will be discharged from certain provisions of the Indenture and the [    ]% Securities (including the restrictive covenants described in paragraph 11 below, but excluding its obligation to pay the principal of, premium, if any, and interest on the [    ]% Securities). Upon satisfaction of certain additional conditions set forth in the Indenture, the Company may elect to have its obligations and the obligations of the Subsidiary Guarantors, if applicable, discharged with respect to outstanding [    ]% Securities.

10. Amendment; Supplement; Waiver.

The Company, the Subsidiary Guarantors and the Trustee may enter into a supplemental indenture for certain limited purposes without the consent of the Holders. Subject to certain exceptions, the Indenture or the [    ]% Securities may be amended or supplemented with the written consent of the Holders of not less than a majority in aggregate principal amount of the [    ]% Securities then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the [    ]% Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may under certain circumstances amend or supplement the Indenture or the [    ]% Securities to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder of a [    ]% Security.

11. Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company, the Subsidiary Guarantors and any Restricted Subsidiary to, among other things, incur additional Indebtedness and issue Disqualified Stock, pay dividends or make certain other Restricted Payments, enter into certain transactions with Affiliates, incur Liens, sell assets and subsidiary stock, merge or consolidate with any other Person or transfer (by lease, assignment or otherwise) substantially all of the properties and assets of the Company. The limitations are subject to a number of important qualifications and exceptions and certain restrictive covenants will cease to be applicable under certain circumstances. The Company must periodically report to the Trustee on compliance with such limitations.

12. Repurchase at Option of Holder.

(a) If there is a Change of Control Triggering Event, the Company shall be required to offer irrevocably to purchase on the Change of Control Purchase Date all outstanding [    ]% Securities at a purchase price equal to 101% of the principal amount thereof, plus (subject to the right of Holders of record on a Record Date that is on or prior to such Change of Control Purchase Date to receive interest due on the Interest Payment Date to which such Record Date relates) accrued and unpaid interest, if any, to the Change of Control Purchase Date. Holders of [    ]% Securities will receive a Change of Control Offer from the Company prior to any related Change of Control Purchase Date and may elect to have such [    ]% Securities purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing below.

(b) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all [    ]% Securities properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under paragraph 5, unless and until there is a default in payment of the applicable redemption price.

(c) The Indenture imposes certain limitations on the ability of the Company, the Subsidiary Guarantors or any Restricted Subsidiary to sell assets and subsidiary stock. In the event the Net Cash Proceeds from a permitted Asset Sale exceed certain amounts, as specified in the Indenture, the Company will be required either to reinvest the proceeds of such Asset Sale in a Related Business or other permitted investments, repay certain Indebtedness or to make an offer to purchase each Holder’s [    ]% Securities at 100% of the principal amount thereof, plus accrued interest, if any, to the purchase date. The limitations and the Company’s obligations with respect to the use of proceeds from an Asset Sale are subject to a number of important qualifications and exceptions and will cease to be applicable under certain circumstances.

13. Notation of Guarantee.

As set forth more fully in the Indenture, the Persons constituting Subsidiary Guarantors from time to time, in accordance with the provisions of the Indenture, irrevocably and unconditionally and jointly and severally guarantee, in accordance with Section 12.1 of the Indenture, to the Holders and to the Trustee and its successors and assigns, that (i) the principal of and interest on the [    ]% Securities will be paid, whether at the Stated Maturity or Interest Payment Dates, by acceleration, call for redemption or otherwise, and all other obligations of the Company to the Holders or the Trustee under the Indenture or this [    ]% Security will be promptly paid in full or performed, all in accordance with the terms of the Indenture and this [    ]% Security, and (ii) in the case of any extension of payment or renewal of this [    ]% Security or any of such other obligations, they will be paid in full when due or performed in accordance with the terms of such extension or renewal, whether at the Stated Maturity, as so extended, by acceleration or otherwise. Such Guarantees shall cease to apply, and shall be null and void, with respect to any such guarantor who, pursuant to Article 12 of the Indenture, is released from its Guarantees, or whose Guarantees otherwise cease to be applicable pursuant to the terms of the Indenture.

14. Successor.

When a successor assumes all the obligations of its predecessor under the [    ]% Securities and the Indenture, the predecessor will be released from those obligations.

15. Defaults and Remedies.

If an Event of Default with respect to the [    ]% Securities occurs and is continuing (other than an Event of Default relating to bankruptcy, insolvency or reorganization of the Company), then either the Trustee or the Holders of 25% in aggregate principal amount of the [    ]% Securities then outstanding may declare all [    ]% Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of [    ]% Securities may not enforce the Indenture or the [    ]% Securities, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the [    ]% Securities. Subject to certain limitations, Holders of a majority in principal amount of the then

outstanding [    ]% Securities may direct the Trustee in its exercise of any trust or power with respect to such [    ]% Securities. The Trustee may withhold from Holders of [    ]% Securities notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

16. Trustee and Agent Dealings with Company.

The Trustee and each Agent under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or any Subsidiary Guarantor or any of their Subsidiaries or any of their respective Affiliates, and may otherwise deal with such Persons as if it were not the Trustee or such agent.

17. No Recourse Against Others.

No recourse for the payment of the principal of, premium, if any, or interest on the [    ]% Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Subsidiary Guarantors in the Indenture, or in the [    ]% Securities or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling Person of the Company or the Subsidiary Guarantors or of any successor Person thereof, except as an obligor or guarantor of the [    ]% Securities pursuant to the Indenture. Each Holder, by accepting the [    ]% Securities, waives and releases all such liability.

18. Authentication.

This [    ]% Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this [    ]% Security.

19. Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a [    ]% Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company will cause CUSIP numbers to be printed on the [    ]% Securities as a convenience to the Holders of the [    ]% Securities. No representation is made as to the accuracy of such numbers as printed on the [    ]% Securities and reliance may be placed only on the other identification numbers printed hereon.

21. Governing Law.

THE INDENTURE AND THE [    ]% SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

[FORM OF ASSIGNMENT]

I or we assign this Security to

(Print or type name, address and zip code of assignee)

Please insert Social Security or other identifying number of assignee

and irrevocably appoint                      agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on
the other side of this Security)

Signature Guarantee**

** NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 5.04 of the [                    ] Supplemental Indenture or Article 10 of the Indenture, check the appropriate box:

☐ Section 5.04

☐ Article 10.

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 5.04 or Article 10 of the Indenture, as the case may be, state the amount you want to be purchased: $            .

Date:	Signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee***

***	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

SCHEDULE OF EXCHANGES3

The following exchanges of a part of this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[3]	This should be included only if the Security is issued in global form.